EXHIBIT (a)(1)(iii)

Offer to Purchase for Cash
by
HICKOK INCORPORATED
(formerly THE HICKOK ELECTRICAL INSTRUMENT COMPANY)
of
All Class A Common Shares, $1.00 Par Value
Held by Holders of 99 or Fewer Shares
at
$10.00 per Share
THE TENDER OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 30, 2004, UNLESS THE TENDER OFFER IS EXTENDED.

August 11, 2004

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated August 11, 2004, and the related Letter of Transmittal, which, as amended and supplemented from time to time, together constitute the tender offer, in connection with the offer by Hickok Incorporated, an Ohio corporation ("HICKOK"), to purchase for cash all of its Class A common shares, par value $1.00 per share, held by shareholders that own 99 or fewer shares, at $10.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offer.

All shares properly tendered prior to the "expiration date" (as defined in "Terms of the Offer - - Expiration and Extension of the Offer" of the Offer to Purchase) will be purchased at the purchase price, net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offer.

On the terms and subject to the conditions of the tender offer HICKOK will buy shares from all shareholders who own, beneficially or of record, an aggregate of 99 or fewer shares who properly tender all their shares before the expiration date.

We are the owner of record of shares held for your account. As such, we are the only ones who can tender your shares, and then only pursuant to your instructions.WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER SHARES WE HOLD FOR YOUR ACCOUNT.

Please instruct us as to whether you wish us to tender all of the shares we hold for your account on the terms and subject to the conditions of the tender offer.

We call your attention to the following:

1. The tender offer will expire at 5:00 p.m., New York City Time, on September 30, 2004, unless HICKOK extends the tender offer.

2. The tender offer is only for shares held by holders that hold in the aggregate 99 or fewer shares, constituting less than 1% of the total number of the Company’s outstanding Class A common shares as of August 2, 2004.

3. HICKOK’s board of directors has approved the tender offer. However, none of HICKOK,  any member of its board of directors or the Depositary (as defined in the Offer to Purchase) makes any recommendation to shareholders as to whether they should tender or refrain from tendering their shares. Shareholders must make their own decision as to whether to tender their shares. In doing so, shareholders should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including HICKOK’s reasons for making the tender offer. See "Special Factors - - Purposes of the Offer" and "Special Factors - - Our Reasons For Pursuing the Offer" of the Offer to Purchase. Shareholders should discuss whether to tender their shares with their broker or other financial or tax advisor.

HICKOK’s directors and executive officers have advised HICKOK that they do not intend to tender any shares in the tender offer. See "Special Factors - - Intentions of Insiders" of the Offer to Purchase.

If you wish to have us tender your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form as promptly as possible. If you authorize us to tender your shares, we will tender all such shares.

Terms used and not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

YOUR PROMPT ACTION IS REQUESTED.  YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE OF THE TENDER OFFER.  PLEASE NOTE THAT THE TENDER OFFER  WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 30, 2004, UNLESS HICKOK EXTENDS THE TENDER OFFER. TENDERED SHARES MAY NOT BE WITHDRAWN.

The tender offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all odd-lot record holders of shares. The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.